EXHIBIT 99.1
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE	Information: Brook Wootton
(713) 866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES
SOLID FIRST QUARTER 2005 RESULTS INCLUDING RECORD OCCUPANCY LEVELS

HOUSTON, (April 28, 2005) -- Weingarten Realty Investors (NYSE: WRI) announced today the strong results of its first quarter ended March 31, 2005.

•	Net income available to common shareholders on a diluted basis increased to $35.3 million, compared to $28.0 million in the first quarter 2004, an increase of 26.1%;

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Funds from Operations (FFO) on a diluted basis, considered the most meaningful performance measurement within the REIT industry, increased to $61.2 million for the first quarter of 2005 from $53.6 million for the same period in 2004, a 14.2% increase. On a diluted per share basis, FFO increased to $0.66 per share compared to $0.62 per share for the same quarter of the previous year, a 6.5% increase;

•	Rental revenues for the first quarter of 2005 were $132.2 million, up from $114.2 million for the first quarter of 2004, a 15.8% increase;

•	Same property Net Operating Income (NOI) growth for the total portfolio was 3.1% for the first quarter of 2005 compared to 2.6% in 2004;

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Occupancy of the overall portfolio was reported at 93.9% for the first quarter of 2005, up from 93.5% for the first quarter of 2004. Occupancy for the retail properties was 95.1% at March 31, 2005 compared to 93.5% at March 31, 2004, the highest occupancy percentage since the Company’s initial public offering in 1985;

•	Acquisitions and new developments, year-to-date, added 1.3 million square feet to the portfolio, representing a total investment of $182 million;

•	Dispositions, year-to-date, totaled 624,000 square feet providing proceeds of $70.2 million, and generating a gain of $27.4 million;

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The Board of Trust Managers declared a dividend of $0.44 per common share for the first quarter of 2005, up from $0.415 per common share in 2004. On an annualized basis, this represents a dividend of $1.76 per common share as compared to $1.66 per common share for the prior year, a 6.0% increase. The dividend is payable on June 15, 2005 to shareholders of record on June 6, 2005; and

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The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE: WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Both preferred share dividends are payable on June 15, 2005 to shareholders of record on June 6, 2005.

In announcing the results for the first quarter, Drew Alexander, President and Chief Executive Officer, attributed the Company’s strong performance to its acquisitions, well-leased development projects coming on-line, and a healthy increase in cash flow from its existing portfolio.

“We have made some great acquisitions thus far in 2005,” Alexander stated. “During the first quarter, we purchased two shopping centers and one industrial property totaling 495,000 square feet with a combined investment of $66 million dollars and a projected return of over 7 1/2%. In addition, we have another $165 million of potential acquisitions under contract, in various stages of due diligence. Naturally, the future market for attractive acquisitions will still determine the pace that we can execute our on-going program. As always, we take a very disciplined approach to investing our shareholders’ money and will only undertake acquisition projects that can deliver long-term returns over our cost of capital,” Alexander added.

Subsequent to the quarter end, the Company purchased three additional properties increasing building area by 759,000 square feet and representing a total investment of $112 million:
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Pinecrest Plaza Shopping Center, located in Pinehurst, North Carolina. Food Lion, Belks, Michaels and Pier One Imports anchor this 250,000-square-foot shopping center. This center is currently 100% leased and represents Weingarten’s 17th investment in the North Carolina market;

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Thompson Bridge Commons Shopping Center, a 78,000-square-foot project, is located northeast of Atlanta in Gainesville, Georgia, and is anchored by Kroger. This center is currently 90% leased and represents the Company’s 11th investment in the Georgia;

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Best of the West Shopping Center is a 430,000-square-foot shopping center located in Las Vegas, Nevada. Best Buy, Office Depot, PETsMART and other strong retailers anchor this property that is 99% occupied. This represents the Company’s 11th property in the Las Vegas market.

“Also during the first quarter, we sold two shopping centers and a vacant building which is being replaced by a new 103,000-square-foot, corporately owned Home Depot to complement our existing Caprock Shopping Center in Lubbock, Texas. The Home Depot is currently under construction and once completed, this shopping center will aggregate 356,000 square feet. In addition, we sold one industrial property. The sales proceeds for these dispositions were $11.6 million and generated gains of $4.1 million,” Alexander commented.

The Company further reported, subsequent to quarter end, it sold another small industrial property, Walnut Creek Office Park located in Austin, Texas, as well as an 80% interest in two additional shopping centers, both located in Louisiana and originally developed by the Company. Weingarten entered into an agreement with the buyer who is an affiliate of Rawson, Blum, and Leon, one of our Northern California new development partners the Company joined forces with as announced in October of last year. Weingarten will continue to manage and lease the properties. University Place Shopping Center, located in Shreveport, Louisiana, is anchored by TJ Maxx, Bed Bath & Beyond, Best Buy and a corporately owned Target and currently has occupancy of 96.3%. River Marketplace Shopping Center, located in Lafayette, Louisiana, is anchored by Ross, Cost Plus, and a corporately owned Target and is currently occupied at 97.0%. Dispositions announced year-to-date, total 624,000 square feet and were sold for $70 million, generating a gain of $27.4 million.

Alexander also reported that the Company currently has six retail development properties in various stages of development. Anchored by market-dominant supermarkets or national discount department stores, these developments will represent an investment of approximately $43 million and will add 374,000 square feet to the portfolio when completed. The properties are slated to open during the remainder of 2005.

With respect to the existing portfolio, Alexander noted that the Company completed 296 new leases or renewals totaling 1.8 million square feet during the first quarter 2005, with an average rental rate increase of 7.7% on a same-space basis from first quarter 2004. Net of capital costs associated with improvements to the leased spaces, rental rates increased 5.4%.

Alexander stated, “Looking ahead, we are very excited about the opportunities to profitably grow the Company during the remainder of 2005. We are focused on maximizing the value of our existing portfolio, completing acquisition and development opportunities, and accelerating our disposition program. We believe that the recycling of certain assets is an important part of our ongoing strategy.”

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on Friday, April 29, 2005 at 10:00 a.m. Central Time. The webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 877-519-4471, identification number 5853897 for the following 24 hours.

About Weingarten Realty Investors
Weingarten Realty Investors is a Houston, Texas based real estate investment trust with 349 income producing and new development properties in 20 states that span from coast to coast in the southern half of the United States. Included in the portfolio are 289 neighborhood and community shopping centers and 60 industrial properties aggregating 46.4 million square feet. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,200 tenants comprising less than 3% of its rental revenues. Listed on the New York Stock Exchange, the Company’s common shares are traded under the symbol “WRI”. Additionally, the Company produces and posts on a quarterly basis supplemental financial information on its Web site. For further information on the Company, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company's or Management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:
Brook Wootton, Director, Investor Relations, 713.866.6050

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Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
STATEMENTS OF CONSOLIDATED INCOME AND	2005	2004
FUNDS FROM OPERATIONS	(Unaudited)
Rental Income	$132,169	$114,174
Other Income	1,161	1,832
Total Revenues	133,330	116,006
Depreciation and Amortization	30,673	26,262
Operating Expense	19,363	16,908
Ad Valorem Taxes	16,041	14,256
General and Administrative Expense	4,247	4,026
Total Expenses	70,324	61,452
Operating Income	63,006	54,554
Interest Expense	(30,603)	(27,733)
Equity in Earnings of Joint Ventures	1,345	1,286
Income Allocated to Minority Interests	(1,400)	(879)
Gain (Loss) on Sale of Properties	(27)	317
Income From Continuing Operations	32,321	27,545
Operating Income From Discontinued Operations	126	864
Gain on Sale of Properties From Discontinued Operations	4,115
Income from Discontinued Operations	4,241	864
Net Income	36,562	28,409
Less: Preferred Dividends	2,525	1,266
Net Income Available to Common Shareholders--Basic	$34,037	$27,143
Net Income Per Common Share--Basic	$0.38	$0.33
Net Income Available to Common Shareholders--Diluted	$35,271	$27,969
Net Income Per Common Share--Diluted	$0.38	$0.32

Funds from Operations:
Net Income Available to Common Shareholders	$34,037	$27,143
Depreciation and Amortization	28,312	24,754
Depreciation and Amortization of Unconsolidated Joint Ventures	904	657
Gain on Sale of Properties	(4,091)	(317)
Loss on Sale of Properties of Unconsolidated Joint Ventures	1
Funds from Operations--Basic	$59,163	$52,237
Funds from Operations Per Common Share--Basic	$0.66	$0.63
Funds from Operations--Diluted	$61,235	$53,567
Funds from Operations Per Common Share--Diluted	$0.66	$0.62
Weighted Average Shares Outstanding--Basic	89,122	83,143
Weighted Average Shares Outstanding--Diluted	93,092	86,281

	March 31,	December 31,
	2005	2004
CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$3,810,569	$3,751,607
Accumulated Depreciation	(631,651)	(609,772)
Investment in Real Estate Joint Ventures	48,602	48,382
Notes Receivable	20,321	16,593
Unamortized Debt and Lease Costs	92,774	91,155
Accrued Rent and Accounts Receivable, net	43,392	57,964
Cash and Cash Equivalents	38,698	45,415
Other Assets	57,198	68,974
Total Assets	$3,479,903	$3,470,318

Debt	$2,155,703	$2,105,948
Accounts Payable and Accrued Expenses	65,097	99,680
Other	83,408	94,800
Total Liabilities	2,304,208	2,300,428

Minority Interest	82,927	73,930

Preferred Shares of Beneficial Interest	4	4
Common Shares of Beneficial Interest	2,674	2,672
Additional Paid in Capital	1,285,173	1,283,270
Accumulated Dividends in Excess of Net Income	(190,424)	(185,243)
Accumulated Other Comprehensive Loss	(4,659)	(4,743)
Total Shareholders' Equity	1,092,768	1,095,960
Total Liabilities and Shareholders' Equity	$3,479,903	$3,470,318